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EXHIBIT 15.1
MULTIMEDIA GAMES, INC. AND SUBSIDIARIES
LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     Multimedia Games, Inc.
        Registration on Form S-3

We are aware that our reports dated February 7, 1997 and May 6, 1997 on our reviews of the interim financial information of Multimedia Games, Inc. for the periods ended December 31, 1996 and March 31, 1997, are incorporated by reference in the Prospectus constituting part of this Registration Statement on Form S-3. Pursuant to Rule 436 (C) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



COOPERS & LYBRAND L.L.P.


Tulsa, Oklahoma
June 2, 1997